Exhibit 15.3

Advisors relied upon in the consolidated financial statements for the years ended December 31, 2016, 2015 and 2014

Exhibit No.	Name of advisor	Nature of professional advice	Reference to the consolidated financial statements
15.2	Colliers International	Valuation of Radisson Blu Hotel in Bucharest, Romania as of December 31, 2014, 2015 and 2016	Note 8
15.3	Financial Immunities Dealing Room Ltd.	Valuation of options granted by PC on; March 14, 2012, May 22, 2012 , August 21, 2012 , November 20, 2012 and ESOP No.1 re-pricing valuation and, and March 13, 2013, august 22, 2013 under ESOP no.2	Note 16 C
15.4	Cushman & Wakefield -	Valuation of certain trading property of PC and the Company as of December 31, 2014, 2015 and 2016.	Note 2 W (1) A, Note 4 and Note 6A
15.5	Jones Lang LaSalle Services SRL	Valuation of certain trading property of PC as of December 31, 2016 and the valuation of the Casa Radio project as of December 31, 2015.	Note 1 E, Note 2 W (1) A, Note 4
15.6	Financial Immunities Dealing Room Ltd.	Valuation of option granted by the Company during the year ended December 31, 2014 under the Elbit medical Option Plan.	Note 16 E
15.7	De Kalo	Valuations of option granted by the Company during the year ended December 31, 2016 under the Elbit medical and the company Option Plan.	Note 15A and 16 E
15.8	Greenberg Olpiner & co.	Valuation of plot located in Tiberias Israel as of December 31, 2014 and 2015.	Note 8 A
15.9	BDO Ziv Haft Consulting and Management Ltd.	Valuation of options granted by the company during the year ended December 31, 2014.	Note 16 E
15.10	Variance Financials	Valuation of Gamida shares during 2014 in connection with the Novartis transaction.
15.11	Financial Immunities Dealing Room Ltd.	Fairness opinion relating effective interest of Bank Hapoalim loan for the year ended December 31, 2014.	Note 16 F